SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant   ☑

Filed by a party other than the Registrant   ☐

Check the appropriate box

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

GATEWAY ENERGY CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

1415 Louisiana Street, Suite 4100

Houston, Texas 77002

April 21, 2010

Dear Stockholder:

By now, you have probably received a consent solicitation statement and white consent card from Frederick M. Pevow Jr. and his affiliate GEC Holding, LLC (collectively, “Pevow”) attempting to change control of your company by removing five highly experienced directors  and electing himself and four other individuals to the Board.  We urge you to take no action with Pevow’s consent solicitation and to sign and return the enclosed GOLD consent revocation card .

Pevow's consent solicitation brings to focus the importance of an experienced management team and Board of Directors.  You have an experienced board.  Every member of your current Board that Pevow is attempting to remove has a demonstrated successful background in the energy sector.   Most of Pevow’s hand-picked nominees have little or no midstream energy experience or experience managing or sitting on the board of any public energy company.

Your current directors all have significant holdings in Gateway, aligning their interests with yours.  Other than Pevow, one of his nominees owns only 20,000 shares and no other nominee owns a single share of this company.

DO NOT LET PEVOW MISLEAD YOU.

 We believe Pevow's consent solicitation presents a simple question:  Whether to believe Pevow's vague promises for change or continue with your elected Board of Directors which has a demonstrated record of progress.

Pevow would have you believe that Gateway is not aggressively pursuing a growth strategy.  What he may not know is that during 2008 and early 2009, we reviewed 15 potential acquisitions and made eight serious bids on very attractive prospects. Gateway did not proceed with any of these potential transactions during this period because market conditions had driven values to extremely high levels that would have subjected Gateway to unreasonable financial risk.  One bad acquisition could have caused serious financial hardship for the company.  A less experienced Board and management team may have been tempted to pay these high values.  Fortunately, Gateway stuck to its disciplined approach.  Today, many companies in the natural gas industry are failing because they made bad acquisition decisions, betting that oil and natural gas prices would remain at high levels indefinitely.  Thanks to the good decisions made by your current Board and its management team, Gateway not only survived, but is positioned to grow and take advantage of the improved acquisition environment that exists today.  We need to put the disruption of Pevow's hostile actions behind us to permit Gateway to resume its focus on growth and long-term enhancement of shareholder value.

Pevow wants you to believe that he has a “Strategic Plan” that includes the following statement:

“As of the date of this consent statement, we have not made any definitive determinations as to how we will reduce general and administrative expenses.  However, if our Nominees are elected to the board of directors, we intend to evaluate the Company's general and administrative expenses to determine more specifically how they may be reduced.”

On the other hand, your elected Board, nearly all of whom have joined the Board since Gateway's turnaround beginning May 2005, have accomplished a great deal during a challenging time:

●	The Board has aggressively addressed general and administrative costs with salary freezes, large reductions in insurance costs and other steps, which should lead to a significant decline in 2010.

o
Your Board's understanding of Gateway's general and administrative expenses is far beyond the evaluation stage that Pevow admits he will only begin once elected (the biggest unknown this year for Gateway's general and administrative expense is the cost Gateway is being forced to incur to defend against  Pevow's hostile consent solicitation).

o	In 2009, Gateway reduced total salary and employee related costs by almost $80,000 from the prior year.

o	The sale of the Shipwreck Platform and Crystal Beach Terminal is expected to reduce what Gateway would have otherwise incurred in fiscal 2010 for insurance costs by approximately $500,000.

●
Gateway recently acquired the Hickory Creek Gathering System, located in the core of the Barnett Shale in north Texas, which is expected to generate at least $770,000 of additional revenues in 2010, assuming no new wells are added to the system, without a significant increase in costs and expenses.

●	Gateway eliminated an estimated $3.4 million in future abandonment obligations with the sale of the Shipwreck offshore platform in 2009.

In addition, Pevow estimates that he will incur approximately $125,000 in expenses in connection with his consent solicitation and he intends to seek reimbursement from your Company for these costs without seeking shareholder approval.  The expenses of Pevow's consent solicitation could have been avoided if he would have been willing to work with the existing Board rather than immediately proceed to a hostile consent solicitation.  You should ask yourself, is Pevow really working in your best interest as a stockholder of Gateway.

YOUR BOARD IS CONTINUING TO WORK TO DELIVER VALUE FOR OUR SHAREHOLDERS

•
Even after the collapse of natural gas prices and the effects of hurricane Ike, Gateway's stock price has risen about 70% since the appointment of current management in May 2005 and prior to the collapse of natural gas prices in mid-2008, the stock price had increased approximately 370%.

●	Stockholders' equity, a measure of the value of a stockholder's ownership in Gateway, has increased over 300% from $4.0 million on June 30, 2005 to $12.1 million on December 31, 2009.

While we believe Gateway has made significant progress, we are not satisfied with how the market has valued our shares.  We saw a significant increase prior to the collapse of natural gas prices in mid-2008, but then quickly saw the price dramatically retreat, particularly after hurricane Ike disrupted our offshore operations.  Despite these setbacks, Gateway continued pursuing its strategic plan and in 2010 we closed a significant strategic acquisition in the Barnett Shale.  Gateway is moving in the right direction.

Do not let Pevow derail the progress your Board is making.

●	DO NOT SIGN PEVOW’S WHITE CONSENT CARD.

●	IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY IMMEDIATELY SIGNING, MARKING, DATING AND RETURNING THE ENCLOSED GOLD CONSENT REVOCATION CARD.

If you have any questions or need assistance in revoking your consent, please contact The Altman Group, Inc., toll-free at (877) 297-1743.

On behalf of your Board of Directors, thank you for your support

Very truly yours,

/s/ Robert Panico

Robert Panico President and Chief Executive Officer

Accomplishments of Your Board and Management Team

When the current management team was put in place in May 2005, Gateway immediately started a process to evaluate all assets owned by Gateway to determine which had growth potential and which should be considered for divestment.  As a result of this process, Gateway sold its nitrogen rejection technology, Fort Cobb gas distribution company, Shipwreck Platform, Crystal Beach Terminal and Pirates' Beach Gathering System.  These transactions significantly strengthened Gateway's balance sheet, reduced future abandonment liability by more than $3.4 million and significantly reduced operating costs and general and administrative expenses, permitting Gateway to focus on more profitable operations and growth opportunities.

2005:

In May 2005, the management team and the Board inherited a company with no working capital, that was delinquent with its filings with the Securities and Exchange Commission, that had significant debt, that could not obtain a line of credit, and that was litigating two claims with former executives.  Gateway was on the verge of bankruptcy.

In July 2005, Gateway restructured its contractual relationship in Madisonville and sold the gathering lines for $2.75 million, which was used to repay the outstanding debt owed of $566,000 for the construction of the Madisonville project as well as providing Gateway working capital.  Gateway retained the pipeline from the treating plant to the sales interconnects and entered into a new transportation agreement with a life-of-lease dedication from both the plant and the producer.  This transaction saved Gateway.

During 2005, the Company was profitable for first time in over ten years, with net income of $1.7 million.

2006:

On December 22, 2006, Gateway sold its rights to market the nitrogen rejection technology for $500,000.  Management determined that the pursuit of this business was too capital and labor intensive to be successful in the limited market available to it.

2007:

On April 13, 2007, Gateway sold its Fort Cobb gas distribution company for $2.6 million.  Fort Cobb's cash flow consistently declined for several years.  During 2006, Gateway attempted to sell the asset but was unable to obtain the value it expected.  To address valuation, during 2006, Gateway filed a rate case with the Oklahoma Corporation Commission seeking to increase tariff rates.  After six months, Gateway received approval from the OCC to increase its tariffs by approximately 60% and had the highest tariff in the state of Oklahoma.  By getting the higher tariffs, Gateway sold the asset for a much higher value (over $1 million) than it was offered in 2006.

In August 2007, Gateway was able to secure a credit facility with Western National Bank.  The facility was a master note of $20 million with a borrowing base of $2.5 million.  This facility represented the first time in ten years that Gateway had capital available to grow its assets.

On September 6, 2007, Gateway purchased several pipeline systems located in offshore waters of Texas and Louisiana for $3.1 million in cash, 1,550,000 shares of Gateway common stock and the assumption of certain liabilities estimated at $300,000.  The Company funded the cash portion of the purchase price through available cash, which included the proceeds from the sale of Fort Cobb and a $1.15 million draw from its credit facility.  Gateway successfully managed to repay the debt within 10 months after the acquisition from cash flow from operations of this system.

2008:

On July 8, 2008, Gateway purchased the one-third minority interest in its Madisonville pipeline for $539,167 plus 100,000 shares of common stock of Gateway.  This purchase gave Gateway 100% ownership in the Madisonville pipeline.

On December 24, 2008, Gateway purchased a 9.1% net profits interest in gas produced by GeoPetro Resources from certain leases and wells in the Madisonville Field.  The purchase price was $762,450.

2009:

On July 6, 2009, Gateway sold its Shipwreck platform and associated pipelines, Crystal Beach terminal and the Pirates’ Beach gathering system under two separate transactions with an aggregate purchase price of $500,000 and assumed liabilities.  Most importantly, Gateway was released from all abandonment liabilities associated with the Shipwreck platform which were accrued as an asset retirement obligation of approximately $3.4 million, thereby increasing stockholders' equity significantly.  Gateway also expects to save approximately $500,000 a year in insurance costs as a result of these sales.  Prior to the sale, Gateway collected $1.7 million in insurance proceeds as a result of damage to the Crystal Beach terminal from hurricane Ike.  These proceeds were retained by Gateway and were not part of the asset sale.

In December 2009, Gateway secured a new credit facility with Meridian Bank Texas.  The facility has a master note of $6 million with a borrowing base of $3 million.  The Company’s borrowing base was increased by $500,000 over the prior facility with Western National Bank.

2010:

On January 11, 2010, Gateway purchased the Hickory Creek Gathering System from Hickory Creek Gathering L.P. and Range Texas Production, LLC.  The acquired pipeline assets are located in the core of the Barnett Shale in Denton County, Texas.  Gateway acquired the assets for $3.9 million in cash.  The Company funded the purchase price with available cash and a $2.5 million draw from Gateway’s credit facility.   This acquisition is projected to add approximately $772,000 in revenue for 2010 assuming no additional wells are added to the system during the year.

The Experience of Your Current Board and the Pevow Nominees

We believe that the following table demonstrates favorably the experience of your current Board of Directors as compared to the Pevow nominees.  Your current Board of Directors includes individuals with extensive energy experience, managing public and private midstream companies, energy exploration and production companies and service providers and have significant experience with public companies.  Current Board members beneficially own approximately 2.5 million shares of Gateway common stock.  Most of Pevow’s hand-picked nominees have little or no midstream energy experience or experience managing or sitting on the board of any public energy company.  Other than Pevow, one nominee owns only 20,000 shares and no other nominee owns a single share of Gateway common stock.  We urge you to compare the experience of your current Board members with that of Pevow's nominees.

Current Gateway Board Members
Experience	Gateway Shares Beneficially Owned
Charles O. Buckner, Board member since 2008, currently serving as the Chairman of the Audit Committee.

Experience:
Mr. Buckner is a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client services and administrative roles, including chairmanship of Ernst & Young’s United States energy practice.

Public Company Directorships:
Patterson-UTI, a public company providing contract drilling and pressure pumping services to exploration and production companies
Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico.
Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007
Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007.

Credentials:
Certified Public Accountant
Bachelor of Business Administration from the University of Texas
Masters of Business Administration from the University of Houston.

87,760
Steven W. Cattron, Board member since 2005, currently serving as the Chairman of the Board.

Experience:
He currently is owner of Cattron Enterprises, Inc., a professional consulting practice focused on improving profitability of small- to medium-sized companies.  Prior to that, he was President and Chief Operating Officer of Missouri Gas Energy, a natural gas distribution company serving Western Missouri as well as Vice President of Sales and Marketing and Regulatory Affairs for Kansas City Power and Light, an electric company serving western Missouri and eastern Kansas.

Credentials:
Bachelor of Business Administration with emphasis in Accounting from University of Missouri – Kansas City
Master of Business Administration with emphasis in Accounting from Rockhurst University
Member of the Missouri Society of CPA’s.

53,936
William A. Henry, Board member since 2008.

Experience:
He currently serves as Vice President of Brown, Williams, Morhead and Quinn, an energy consulting firm.  He primarily is focused on gas storage, LNG projects and gas marketing programs.  Mr. Henry retired as Vice President of Freeport LNG Development, LP in August 2009.  At Freeport LNG he was in charge of pipeline design and construction, responsible for obtaining all federal, state and local permits for the terminal and pipeline, public relations and land acquisitions.  Prior to that, he served as president of several operating divisions for Enron, including Northern Border Pipeline and Peoples Natural Gas, a gas distribution company and served as executive vice president for Reliant/NorAm Energy.

Credentials:
B.S. in Petroleum Engineering from Louisiana State University
Associate Degree from Harvard Business School.

52,410

Robert Panico, Board member and Chief Executive Officer since 2005.

Experience:
Served as a Vice President of the Company from 1997 to 2005.  Mr. Panico has over 31 years of oil and gas industry experience.  Mr. Panico previously served as Director of Duke Energy Field Services and was responsible for the South Texas region.  Mr. Panico also has been employed with Williams, American Oil and Gas, Tenneco and United Energy Resources and has extensive experience in business development, mergers and acquisitions, gas storage and natural gas processing.

Credentials:
Engineering degree from the University of South Florida
Board of Directors for the Texas Pipeline Association.

880,208
John A. Raasch, Board member since 2004, currently serving as the Chairman of the Nominating Committee. Experience: Senior Vice President of Wachovia Securities until his retirement on December 31, 2003 after 33 years of service. Mr. Raasch served as Interim President and Chief Executive Officer of Gateway Energy Corporation from October 2004 through May 2005.	1,281,409
J. Darby Seré, Board member since 2005.

Experience:
Mr. Seré is currently President, Chief Executive Officer and Chairman of GeoMet, Inc., a coal bed methane exploration and development company.  Mr. Seré has over 35 years of experience in the oil and gas business, including 18 years as Chief Executive Officer of two publicly held exploration and production companies.  Mr. Seré served as President, Chief Executive Officer, and a Director of Bellwether Exploration Company from 1988 to 1999, where he also served as Chairman of the Board from 1997 to 1999, and was a co-founder and President, Chief Executive Officer and Director of Bayou Resources, Inc. from 1982 to 1987.  Mr. Seré was Manager of Acquisitions, Vice President–Acquisitions and Engineering and Executive Vice President of Howell Corporation / Howell Petroleum Corporation from 1977 to 1981.  Mr. Seré began his career as a staff reservoir engineer for Chevron Oil Co. in 1970.

Credentials:
Mr. Seré holds a Bachelors degree in Petroleum Engineering from Louisiana State University and a Masters of Business Administration from Harvard University.

73,936
Gordon L. Wright, Board member since 2005, currently serving as the Chairman of the Compensation Committee.

Experience:
Mr. Wright has over 40 years experience in the oil and gas industry and presently is the President of Gordon L. Wright Petroleum Consulting Company.  In the course of his career he has been directly involved in projects in over 22 foreign countries as well as major producing provinces in the United States.  Mr. Wright is former President and Chief Executive Officer of CMS NOMECO Oil & Gas Co., a privately held international and domestic energy company.  Mr. Wright also served as President and Chief Executive Officer of CGAS, Inc., an Appalachian independent oil and gas producer.

Credentials:
Bachelor of Science degree in Petroleum Engineering from West Virginia University
Veteran of the Vietnam Conflict.
53,410

Important Additional Information

Gateway has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and relevant documents concerning the consent solicitation by Pevow and Gateway's solicitation of revocations of any consents given to Pevow.  Stockholders of Gateway are strongly advised to read the proxy statement and other relevant materials when they become available because they will contain important information about Gateway, Pevow's consent solicitation and Gateway's consent revocation solicitation. Stockholders may obtain a free copy of the proxy statement at www.proxyonline.com/docs/gatewayenergy and any other relevant documents filed by Gateway with the SEC (when available) at the SEC’s Web site at www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by Gateway by contacting:

The Altman Group, Inc.
1200 Wall Street West, 3rd Fl.
Lyndhurst, NJ 07071
toll free number (877) 297-1743.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.